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EXHIBIT 5.1

[LETTERHEAD OF PEPPER HAMILTON LLP]

September 8, 2004

The Board of Directors
NAVTEQ Corporation
222 Merchandise Mart Plaza
The Merchandise Mart, Suite 900
Chicago, Illinois 60654

Gentlemen:

        We have examined the registration statement to be filed with the Securities and Exchange Commission on September 8, 2004 for registration under the Securities Act of 1933, as amended (the "Securities Act"), of 5,250,904 shares of common stock, par value $0.001 per share ("Common Stock"), of NAVTEQ Corporation (the "Company") reserved for issuance pursuant to the Company's 1988 Stock Option Plan, 1996 Stock Option Plan, 1998 California Stock Option Plan, 2001 Stock Incentive Plan, and shares under employee option and employment agreements (collectively, the "Plans"). We have examined pertinent corporate documents and records of the Company, including its Amended and Restated Certificate of Incorporation and its Amended and Restated Bylaws, and we have made such other examinations as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed.

        On the basis of the foregoing, we are of the opinion that the issuance of the aforesaid 5,250,904 shares of Common Stock offered or to be offered by the Company pursuant to the Plans has been duly authorized, and, when issued and sold upon the terms and conditions set forth in the Plans and any related agreements executed thereunder, such shares will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the registration statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ PEPPER HAMILTON LLP PEPPER HAMILTON LLP

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  EXHIBIT 5.1